                                                EXHIBIT 11


                      CONSENT OF INDEPENDENT ACCOUNTANTS


  We hereby consent to the use of in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated May 9, 1997, relating to the financial statements and financial highlights of Quantitative Group of Funds, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights in such Prospectus.



  Price Waterhouse LLP
  Boston, Massachusetts
  July 29, 1997